Exhibit 10.19

This Laboratory Service Agreement (”Agreement”) is made effective on 26 August 2016 by and between

(1)

COVANCE CENTRAL LABORATORY SERVICES LP an Indiana limited partnership, with its principal place of business at 8211 SciCor Drive, Indianapolis, Indiana 46214, USA; and COVANCE CENTRAL LABORATORY SERVICES SÀRL, with its principal place of business at Rue Moise-Marchines 7, 1217 Meyrin, Geneva Switzerland (collectively “Covance”); and

(2)	RegenMed (Cayman) Ltd., 10 Market Street, No. 774 Camana Bay, Grand Cayman KY1-9006, Cayman Islands (“Sponsor”).

(each a “Party” and collectively the “Parties”).

WHEREAS

(A)	Covance is engaged in the business of providing laboratory testing, data management, protocol management and information management services for pharmaceutical clinical trials.

(B)	Sponsor desires for Covance to perform such services for one or more clinical trials, all in accordance with and subject to the terms and conditions of this Agreement.

IT IS AGREED

1.	DEFINITIONS

1.1	In this Agreement, the following words and expressions shall have the following meanings:

“Affiliate” means any entity controlling, controlled by, or in common control with a Party. For the purposes of this definition, “Control” shall mean ownership or control, directly or indirectly of more than fifty percent (50%) of the common voting stock or ordinary shares in the entity or the right to appoint fifty percent (50%) or more of the directors of that entity. With respect to Covance, the term Affiliate shall include Laboratory Corporation of America Holdings and any business entity that is controlled by or is under common control with Laboratory Corporation of America Holdings.

“Anti-Corruption Laws” means any anti-bribery and anti-corruption laws, rules, regulations applicable to either Party (each as amended from time to time) including the United States Anti-Kickback Law, United States Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions, together with any applicable implementing legislation including any applicable local law addressing bribery or corruption.

“Applicable Law” means applicable federal, state and local laws, rules, regulations, including the regulations of the FDA and Data Protection Laws.

“Background IP” means all pre-existing intellectual property belonging to or licensed to a Party or other intellectual property created outside the scope of the Services.

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“Claim” means any third party claims, demands, assessments, actions, suits, proceedings, or settlements.

“Confidential Information” means any and all non-public information or materials and derivatives thereof, in any and all forms, howsoever disclosed or obtained, including business plans, financial information, client lists, and requirements, techniques, designs, methods, processes and procedures, which: (i) is identified by a suitable legend or other marking as being confidential (or similar designation) in a prominent position or (ii) is described as being confidential at the time of disclosure or (iii) the disclosing Party regards or should reasonably be expected to regard as proprietary and confidential given the nature of the information and the circumstances of disclosure. Confidential Information shall not include information (a) that is or becomes publicly disclosed except to the extent such disclosure results from a violation hereof or any improper action or inaction by Recipient or any agent or representative of Recipient; (b) that was in Recipient’s possession prior to Recipient’s receipt of such material from Disclosing Party, as demonstrated by documentary evidence that itself was in Recipient’s possession at the time of Disclosing Party’s disclosure of such Confidential Information to Recipient; (c) that is lawfully acquired by Recipient from a third party not obligated to keep such information confidential; or (d) that is developed by the Recipient without the use of or reliance on the Disclosing Party’s Confidential Information, as demonstrated by Recipient’s written records. Information will not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information that is within the foregoing exceptions. In addition, any combination of features will not be deemed to be within the foregoing exceptions merely because individual features are within the exceptions, but only if the combination itself and its principle of operation are within the exceptions.

“Covance Property” means inventions, proprietary processes, software (including codes) data, technology, know-how and other intellectual property that have been independently developed or discovered by Covance or its Affiliates without the use of Sponsor’s Confidential Information, including those that relate to the proprietary innovative testing procedures, laboratory testing data collection or data management procedures, procedural manuals, delta flags, nucleic acid based vectors, analytical procedures and approaches that are not specific for use with the Sponsor’s Background IP even if such are developed in the performance of the Services or are captured in documents pertaining to the Services (i.e. laboratory notebooks), techniques, skills, models, non-product specific components of questionnaires, management tools and any other materials, employed, developed or acquired by Covance or its Affiliates.

“Data Protection Laws” mean all applicable privacy, data protection or similar laws and regulations anywhere in the World, as the same may be amended from time to time, including to the extent applicable to the respective Services, the Data Protection Directive (95/46/EC), the Personal Data Protection Act 2012 of Singapore and any applicable implementing legislation or any amendment thereto.

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“Deliverables” means as applicable to the Services, Results, or any other deliverable specified in this Agreement.

“Disclosing Party” means the Party disclosing or making available its Confidential Information to the other Party.

“FDA” means the United States Food and Drug Administration or any other government body or agency that succeeds it.

“Force Majeure Event” means circumstances or causes beyond the reasonable control of a Party, including war, threat of war or warlike conditions, blockade, embargo, fire, explosion, lightning, storm, drought, flood, earthquake or other natural disaster, pandemic or epidemic, power failure, acts of terrorism, riot, civil unrest, insurrection, acts of government or other international bodies, political subdivision and any other events which by their nature could not have been foreseen by the Parties, or, if it could have been foreseen were unavoidable by a reasonable prudent business.

“HBS Donor” means an individual, living or deceased, from whom the HBS was obtained.

“Human Biological Samples” or “HBS” means any human biological material, including, without limitation, human bodily parts and organs in whole or sub-samples, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative or product of such human biological materials including stem cells, cell lines, bodily fluids, blood derivatives and urine.

“IEC/IRB” means an independent ethics committee or institutional review board.

“Informed Consent” means an IEC/IRB approved informed consent form signed by the HBS Donor authorizing the Use of their HBS.

“Invention” means any patentable invention or other registerable intellectual property rights discovered, conceived of or made by Covance or its Affiliates specifically as result of the Services for the Sponsor and relating to the Test Materials. Covance Property is not included in Inventions.

“Loss” means any loss, cost, damage or expense (including reasonable legal expenses).

“Project” means a Study, project or assignment between Covance and Sponsor.

“Protocol” means the document which specifies the laboratory testing procedures as written by Sponsor as applicable for the performance of a Study and is provided to Covance.

“Recipient” means the Party receiving or having access to the Confidential Information from the other Party.

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“Regulatory Authority” means any national or state (in the case of the US), or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties.

“Regulatory Requirements” means all laws, statutes, acts, rules, regulations, guidelines, codes, orders, directives or other legally binding requirements of any Regulatory Authority and industry standards or codes of conduct applicable to the Services.

“Results” mean materials, data, Inventions, documents and information produced, conceived or developed by Covance specifically as a result of the Services and related to the Test Materials. Covance Property is not included in Results.

“Services” means the services provided by Covance to the Sponsor as more particularly described in this Agreement and the SOW.

“SOW” means the scope of work mutually agreed to in writing by the Parties, which will be attached hereto as an exhibit and will be governed by and is hereby made a part of this Agreement.

“Sponsor Information” means Test Materials, data, specification, or other materials or information supplied by the Sponsor to Covance in connection with the Services.

“Study” means a clinical trial or scientific evaluation of the Test Materials on the terms and conditions of the Protocol.

“Subcontractor” means a third party approved, reviewed and contracted by Covance for Services within the scope of this Agreement.

“System Data” means control data from laboratory tests or transactional, volume and performance data related to the Services, which does not contain any personally identifiable information or Sponsor Confidential Information.

“Test Materials” means compounds, materials or other substances as described in the Protocol to be tested or used in the performance of the Services and provided to Covance by the Sponsor.

“Use” (in the context of Section 13) means collection, storage, transfer (including import and export), use and return or disposal of HBS including by commercial organizations.

“Vendor” means third-party service providers other than a Subcontractor for which Covance may hold the contract with such service provider at Sponsor’s written request for the convenience or benefit of the Sponsor in connection with Services under this Agreement.

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1.2	In this Agreement, unless the context otherwise requires, references to:

(a)	Schedule and Section headings are inserted for convenience only and do not affect the construction or interpretation of this Agreement;

(b)

a particular law or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it;

(c)	writing or written includes faxes and e-mail;

(d)	a person includes a corporate or unincorporated body;

(e)	any gender includes all genders;

(f)	including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	words in the singular include the plural and vice versa.

1.3	If this Agreement is translated, the English language text shall prevail.

2.	SERVICES

2.1

Covance through itself and/or its Affiliates hereby agrees to perform Services for Sponsor’s protocol RMCL-CL002, “A Phase 2, Prospective, Randomized, Double Arm, Deferred Treatment, Open Label, Repeat Dose, Safety and Efficacy Study of Autologous Neo-Kidney Augment (NKA) in Subjects with Type 2 Diabetes and Chronic Kidney Disease” as amended from time to time, a copy of which is attached hereto as Exhibit A. Such Services shall be performed pursuant to the terms and conditions contained herein.

2.2

Any changes or modifications to the Protocol and/or Services provided by Covance, or any Sponsor request for additional Services may commence upon Covance’s receipt of Sponsors written approval of the revised SOW. Upon Sponsor’s SOW signature, Covance shall provide such Services to the Sponsor and the Sponsor shall pay for costs associated with such Services at its current standard rates.

2.3

Should a kit be lost through no fault of Covance, or should a kit expire at the investigator site, Covance will supply replacement kits for those that are lost, expired, or otherwise rendered unusable, at an amount equal to the price listed in the Budget per kit for the same kit/visit that is being replaced.

2.4

After performing Services, Covance will store the remaining Study specimens for the length of time and under storage conditions as described in the applicable SOW. The remaining specimens may subsequently be shipped to Sponsor or another party as specified in the SOW or if not specified in the SOW, held as otherwise instructed by the Sponsor. In no event shall Covance’s liability for any breach or default with regard to storage of an archival specimen exceed the fee it has been paid for storage of that specimen for the previous twelve (12) months.

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3.	TERM AND TERMINATION

3.1

The term of this Agreement shall be for forty two (42) months commencing on the date hereof or the conclusion of the study, whichever is earlier, and shall renew automatically for successive one (1) year periods unless a Party provides the other Party with written notice of its intention to not renew and extend this Agreement at least sixty (60) days prior to the commencement of any such renewal term.

3.2	Either Party may terminate this Agreement with immediate effect by notice in writing in the event that:

(a)

the other Party commits a material breach of any term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so; or

(b)

the other Party repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement; or

(c)

anyone commences an involuntary case against such other Party under title 11 of the United States Code or the corresponding provisions of any successor laws and either the case is not dismissed by midnight at the end of the sixtieth (60th) day after commencement;

(d)

a court of competent jurisdiction appoints a custodian (as that term is defined in title 11 of the United States Code or the corresponding provisions of any successor laws) for such other Party or all or substantially all of its assets, or such other Party makes an assignment of all or substantially all of its assets to a custodian;

(e)

the other Party fails generally to pay its debts as they become due (unless those debts are subject to a good-faith dispute as to liability or amount) or acknowledges in writing that it is unable to do so; or

(f)	any event occurs, or proceeding is initiated, in any jurisdiction to which it is subject that has an effect equivalent or substantially similar to any of the events mentioned above.

3.3	Sponsor may terminate this Agreement for any reason upon ninety (90) days prior written notice to Covance.

3.4

In the event of such termination, Covance shall be entitled to full payment for work performed on the Study through the date work on such Study is concluded, including, without limitation, all fees and other out-of-pocket expenses incurred by Covance for such Study.

3.5

The termination of this Agreement shall not relieve either Party of its obligations to the other with respect to: (a) maintaining the confidentiality of Confidential Information; (b) obtaining consents for the use of names; (c) ownership of and assignment of inventions; (d) indemnification; (d) limitation

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of liability; (e) compensation for Services performed; (f) publications; and (g) retention of records. The provisions of this Section together with any other section which is necessary for the interpretation or enforcement of this Agreement shall survive the expiry or termination of this Agreement howsoever arising.

4.	REGULATORY COMPLIANCE

4.1

Covance will perform its Services in accordance with good laboratory practices and the applicable terms of this Agreement. All of Covance’s tests, assays and other activities undertaken under this Agreement shall comply in all material respects with College of American Pathologists (CAP) rules. Covance represents that it has and shall maintain Clinical Laboratory Improvement Act (CLIA) certification. This Agreement shall contain all the conditions under which Covance will provide clinical laboratory Services. Covance makes no express or implied commitments or warranties concerning the performance of the Study except as set forth in this Agreement.

4.2

In the event that compliance with any regulatory requirements necessitates a change in this Agreement, Covance will submit to Sponsor a revised technical and cost proposal for Sponsor’s acceptance prior to performing Services.

4.3	In the event of a conflict in government regulations, the Parties will discuss and designate which regulations shall be followed by Covance in its performance of the Services.

5.	FEES, BILLING AND TAXES

5.1

Fees for the Project are set forth in the attached Budget. Sponsor acknowledges that SOW finalization, changes and/or modifications to the Project may result in a revised budget, which must be mutually agreed upon and the Agreement amended accordingly. The Budget contains all of the applicable discounts for Services that will be provided for that Project.

5.2

Upon execution, Covance will assess a fee equal to twenty percent (20%) of the value of the contract Budget (“Project Initiation Fee”). The Project Initiation Fee covers those value-added services rendered but unbilled, including developing the Scope of Work, quality control and loading of project databases, project management and shipping of kits. Sponsor will pay the Project Initiation Fee within thirty (30) days after receipt of invoice.

5.3

Each month, Covance will invoice Sponsor for all fees due and documented expenses incurred while providing Services during the previous month documentation for all expenses included on such invoice. Payment is due thirty (30) days from the date of the invoice.

5.4

The Project Initiation Fee will be retained until the first invoice has been paid. Covance will issue a credit on each month’s invoices equal to one-sixth (1/6) of the Project Initiation Fee. Should the Study be terminated before the Project Initiation Fee is exhausted and assuming all prior invoices have been paid, Covance will apply Project Initiation Fee funds to the final invoice and refund any remaining Project Initiation Fee funds to Sponsor within thirty (30) days of termination.

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5.5

For budgeting purposes, Covance creates the Budget using local unit pricing. The local unit pricing is then converted to the billing currency, as requested by Sponsor, using the Reuters exchange rate for the month the Budget is first created. Unless specified otherwise, this exchange rate remains unchanged during the course of the Study to simplify budget comparisons and enable Sponsor to track changes to the Study unrelated to changes in currency exchange rates.

5.6

For invoicing purposes, expenses are billed based on the contracted local unit prices. Each month, at the time of invoice creation, the local unit prices are converted to the billing currency using the Reuters exchange rate for the month in which the expenses were incurred.

5.7

Covance will hold prices unchanged for twelve (12) months from Project start up. Thereafter, a Project is subject to a fee increase every twelve (12) months from Project start-up. Any such increase shall not exceed the annual inflation rate during the previous twelve (12) month period, as measured by the increase in the U.S. Consumer Price Index. Fee increases apply only to Services not yet performed and invoiced on the Study.

5.8

Should the Sponsor disagree with the accuracy of an invoice, the Sponsor shall notify Covance of such inaccuracy within thirty (30) working days of receipt of the invoice. The Sponsor agrees to pay the amounts for any items not in dispute. The Sponsor agrees not to unreasonably withhold payment.

5.9	If Sponsor requests a material change to the Project at any time which would affect the Services, Covance will revise fees to reflect the change in the SOW and Budget.

5.10

Upon written notification by Sponsor that the Study has been concluded or upon completion of all Services required by Covance under this Agreement, Covance will issue a final invoice for Services rendered to identify amounts due to Covance or refund due to Sponsor.

5.11

Fees payable under this Agreement shall not include local, state, federal or foreign sales or use taxes, excise taxes, goods and services tax, value added tax or consumption taxes, as applicable. Any applicable taxes will be billed to and paid by Sponsor without deduction to amounts owed to Covance.

6.	SITE VISITS

6.1

The Sponsor or its representative (which shall not be a competitor of Covance) may visit Covance’s premises where the Services are being performed at reasonable times, on reasonable notice and with reasonable frequency during normal business hours to observe the progress of the Services. Covance will assist the Sponsor in scheduling such visits.

6.2

The Sponsor acknowledges that the Sponsor’s representatives granted access to Covance facilities during any such visits may have access to confidential and proprietary information of Covance. The Sponsor agrees that all such confidential and proprietary information of Covance obtained or observed by the Sponsor during such visits shall remain the sole property of Covance and the Sponsor shall treat such information as Confidential Information in accordance with Section 8 of this Agreement

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7.	REGULATORY INSPECTIONS AND AUDITS

7.1

In the event of a Party receiving a notice from a Regulatory Authority which directly relates to the Services, the Party receiving such notice shall promptly notify the other Party or forward to the other Party a copy of such notice (or extract thereof). Each Party will cooperate with the other in responding to such notice before referring to the other Party in any regulatory correspondence or disclosing any Confidential Information to a Regulatory Authority. However, each Party acknowledges that it may not direct the manner in which the other Party fulfils its obligations to permit inspection by Regulatory Authorities.

7.2	Covance shall cooperate with any inspection or audit by a Regulatory Authority and shall notify the Sponsor promptly of any request by a Regulatory Authority.

7.3

Covance agrees that, during an inspection or audit by a Regulatory Authority concerning the Services, it will not disclose information and materials that are not required to be disclosed to such Regulatory Authority, without the prior written consent of the Sponsor.

7.4

If any inspections or audits conducted pursuant to this Section 7 that result in a finding that Covance has failed to comply with the terms of this Agreement, Covance shall promptly take such measures at its own cost and expense as are necessary to correct such defaults.

7.5

It is agreed that where any audit of Covance concerns or relates to referral laboratory testing or shipping methods of Covance, the Sponsor or its representative (which shall not be a competitor of Covance) may only confirm or not if Covance is properly billing such costs. The Sponsor expressly agrees that Sponsor’s representatives may not directly or indirectly provide any details of the charges to the Sponsor, such as the actual amount of the referral laboratory testing or shipping costs incurred by Covance.

8.	CONFIDENTIAL INFORMATION

8.1	Each Party agrees that all Confidential Information of the Disclosing Party is and shall be the sole property of the Disclosing Party.

8.2

Without prejudice to any Covance Property, all Results, information, data and records developed by Covance or its Affiliates in the performance of the Services shall be the Confidential Information of the Sponsor.

8.3

Each Party agrees to hold the Confidential Information of the other Party in confidence and in a manner consistent with the way in which it maintains the confidentiality of its own proprietary information, being at least a reasonable standard of care. Each Party shall disclose the Confidential Information only on a need to know basis, to its employees, officers, directors, representatives and third party investigators, in each case who are legally bound to treat the Confidential Information in the manner set forth in this Section 8.

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8.4	Recipient agrees that, except as necessary to fulfil its obligations under this Agreement, it will not use any of the Confidential Information of the Disclosing Party.

8.5

Notwithstanding the non-disclosure obligations herein, Recipient shall not be in breach of this Section 8 if it discloses Confidential Information to the extent such disclosure is required by Applicable Law or a court or administrative subpoena or order; provided, however, that (a) any such disclosure shall not otherwise relieve Recipient of its continuing confidentiality and non-use obligations hereunder with respect to all of the Confidential Information, including the information disclosed by it to the court or agency under this Section 8 and (b) Recipient shall give Disclosing Party reasonable advance notice of any such disclosure and cooperate reasonably with Disclosing Party (and at Disclosing Party’s expense) in Disclosing Party’s efforts to object to such disclosure and to obtain the court’s or administrative agency’s agreement to maintain the confidentiality of the Confidential Information to be disclosed by Recipient under this Section 8.

8.6

The obligations in this Section 8 shall remain in full force and effect for a period of seven (7) years following termination of this Agreement except with respect to Confidential Information which is considered a trade secret under Applicable Law, which shall remain confidential as long as such Confidential Information retains its status as a trade secret.

8.7

Misuse or disclosure of the Confidential Information by Recipient may cause irreparable harm to Disclosing Party not adequately compensable by money damages. In the event of actual or threatened breach or violation of this Section 8, the disclosing Party shall have the right to seek injunctive relief in any court of competent jurisdiction, without the need to post any bond and without the need to demonstrate actual damages.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1

All Background IP is and shall remain the exclusive property of the Party owning it and except as expressly provided in this Agreement, no Party shall acquire any rights in or to the Background IP of the other Party.

9.2

The Sponsor acknowledges that Covance Property is owned or licensed by Covance or its Affiliates. Strategic insight and proposed Project design and scope provided in any quotation by Covance shall remain the property of Covance and may be used by the Sponsor only to assess whether it wishes to pursue such work with Covance.

9.3

The Sponsor will have title to the Deliverables and all intellectual property rights therein. Subject to RMCL’s payment of amounts due to Covance hereunder, Covance assigns all rights in and to the Deliverables to the Sponsor, except that one (1) copy of the Results may be retained by Covance solely for regulatory or legal compliance purposes. The Sponsor hereby grants Covance an unrestricted, royalty-free license to aggregate and use System Data produced by or for Covance as part of the Services with other System Data owned or licensed by Covance only if Sponsor is not identifiable through Covance’s aggregation and use.

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9.4

Covance shall promptly disclose to the Sponsor (or its nominee) all Inventions. Covance assigns and agrees to assign to the Sponsor (or its nominee) all rights, title and interest in and to such Invention and shall do all acts that are reasonably necessary to vest the Invention in the name of the Sponsor (or its nominee), at Sponsor’s expense.

10.	REMEDIES AND LIMITATION OF LIABILITY

10.1

In the event of a material error by Covance that prevents proper performance under this Agreement or which renders the Services in whole or in part unacceptable to a Regulatory Authority to which the Sponsor intends to submit the Results, Covance’s sole obligation to Sponsor (other than the obligations set forth in Section 11) shall be for Covance, at Sponsor’s election, to either: (a) repeat the defective part of the Services at Covance’s own cost; or (b) refund to the Sponsor the amount paid for the defective part of the Services.

10.2

Except for liability resulting from any breach of Sections 8 or 9 or liability pursuant to Section 11, Covance’s total liability to the Sponsor, whether in contract, tort (including negligence) or otherwise, shall in no circumstances exceed the total price paid by the Sponsor for the Services that are the subject of this Agreement.

10.3	Nothing in this Agreement excludes or limits the liability of either Party where liability cannot be excluded or restricted as a matter of law.

10.4	Except for liability resulting from any breach of Sections 8 or 9 or liability pursuant to Section 11, Covance will not be liable to the Sponsor for any Loss in respect of any:

(a)	loss of profit, opportunity, business, or goodwill (in each case whether direct or indirect); or

(b)	any indirect, consequential, punitive, exemplary or special damages or losses, arising under or in connection with this Agreement,

(c)

and each type of loss arising under this Section 10.4 shall be severable in accordance with Section 22 of this Agreement. To the extent that Covance agrees to perform Services for Sponsor Affiliates, Covance shall only be liable to the entity named in this Agreement and not for multiple claims by Sponsor Affiliates.

10.5

Covance shall not be liable for any failure, error or delay in performing the Services if such failure, error or delay is directly caused by Sponsor, but Covance will cooperate with Sponsor to minimize any such delay and to correct any such failure or error.

10.6

Covance shall have no liability to Sponsor for loss, damage, delay or non-delivery/non-collection of any samples or shipment dispatched by Covance to Sponsor or to any third party designated by Sponsor in connection with the Services that are caused by the acts or omissions of any third party delivery services or carrier (“Carrier”). Notwithstanding the foregoing, to the extent permitted by law, Covance shall have the benefit of any right or remedy permitted under international or domestic law and any sums recoverable from a Carrier shall be paid to the Sponsor. For the avoidance of doubt, a Carrier is not considered a Subcontractor for the purposes of this Agreement.

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11.	INDEMNITIES

11.1

The Sponsor shall defend, indemnify, and hold harmless Covance and its respective Affiliates and their respective officers, directors, employees and agents (Covance Group) from any Loss resulting from any Claim arising from or related to:

(a)	personal injury to a participant in the Study directly or indirectly caused by the Test Material;

(b)	Covance’s proper execution and/or the proper performance of its obligations under this Agreement;

(c)	the Sponsor’s use of the Results or Deliverables or its use or marketing of any substance tested in association with the Study by Covance;

(d)	the negligence or intentional misconduct of the Sponsor;

(e)

the Test Material’s harmful or otherwise unsafe effect, including, without limitation, a product liability claim based upon the Sponsor’s or Sponsor’s representatives’ use, consumption, sale, distribution or marketing of the Sponsor’s products tested under this Agreement; or

(f)

the infringement, unlawful disclosure or misappropriation of copyright, patent, trade secret or other intellectual property of a third party by reason of Covance’s use of the Sponsor Information in accordance with the terms of this Agreement, provided that if such Loss or Claim arises in whole or in part from Covance’s negligence or intentional misconduct, then the amount of such Loss that Sponsor shall indemnify the appropriate person or entity within the Covance Group pursuant to this Section 11 shall be reduced by an amount in proportion to the percentage of Covance’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

11.2

Covance shall defend, indemnify and hold harmless the Sponsor and its Affiliates and their respective officers, directors and employees (the “Sponsor Group”) from any Loss resulting from any Claim arising from a breach of this Agreement by Covance, or the negligence or intentional misconduct of Covance, provided that if such Losses or Claims arise in whole, or in part, from the Sponsors Group’s negligence or intentional misconduct, then the amount of such Losses that Covance shall be responsible for pursuant to this Section 11 shall be reduced by an amount in proportion to the percentage of the Sponsor Group’s responsibilities for such Losses as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

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11.3

An indemnitee entitled to indemnification under Section 11 (the “Indemnified Party”) shall give written notice to the other Party (“Indemnifying Party”) of a claim or other circumstances likely to give rise to a request for indemnification, promptly after the Indemnified Party becomes aware of the same. The Indemnifying Party shall be afforded the opportunity to undertake the defense of, and, subject to Section 11.5, to settle by compromise, or otherwise, any claim for which indemnification is available under this Section.

11.4

If the Indemnifying Party assumes the defense of any claim, the Indemnified Party may participate in such defense with legal counsel of its selection and at its expense. If the Indemnifying Party fails to promptly assume the defense of a claim by the Indemnified Party under this Section 11.4, the Indemnified Party may thereupon undertake the defense on behalf of, at the risk and expense of the Indemnifying Party with all reasonable costs and expenses of such defense to be paid by the Indemnifying Party.

11.5

In the event that the Indemnifying Party assumes the defense of any claim, no compromise or settlement of any such claim may be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

12.	INSURANCE

12.1

Covance shall secure and maintain in full force and effect through the performance of the Services the necessary insurance coverage in amounts appropriate to the conduct of Covance’s business. Certificates evidencing such insurance will be made available for examination upon written request by Sponsor.

12.2

Sponsor hereby warrants and represents that it maintains and shall maintain adequate clinical trial and product liability insurance coverage consistent with industry standards and in compliance with all Applicable Laws. Certificates evidencing such insurance will be made available for examination upon written request by either Covance or Sponsor.

13.	HUMAN BIOLOGICAL SAMPLES

13.1	Where the Sponsor supplies HBS to Covance, the Sponsor represents and warrants that:

(a)

all HBS supplied under this Agreement are or have been procured and reviewed by ethics committee and supplied to Covance in full compliance with any and all Applicable Laws and Regulatory Requirements relating to the Use of HBS providing protection for human subjects in the country of origin;

(b)	the HBS Donor has given Informed Consent; and

(c)

all HBS supplied to Covance: (i) may be Used for the Services; (ii) may be used to provide data in support of commercial product development; and (iii) were procured without inappropriate financial benefit to the HBS Donor.

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13.2

The Sponsor shall: (a) upon request, provide a copy of the relevant Informed Consent template; and (b) ensure any HBS shall be de-identified or ‘coded’ according to applicable Regulatory Requirements to protect the identity and confidentiality of the HBS Donor. Full date of birth shall only be collected if medically relevant to the Services (unless legally restricted in the country of operation). In the event of a withdrawal of, or a material variation to the Informed Consent (including any material changes that may affect the Services provided by Covance) the Sponsor shall promptly notify all relevant Covance entities of such changes.

13.3	Covance agrees to Use the HBS in accordance with all applicable Regulatory Requirements.

13.4

Upon Sponsor’s request, Covance shall retain, return or destroy all HBS in accordance with the Informed Consent, the Sponsor’s instructions or any other specific requirements under Applicable Law and Regulatory Requirements.

13.5

The Sponsor acknowledges that where Covance enters into a material transfer agreement (“MTA”) with the provider of any HBS, Covance shall act in accordance with the terms of the MTA and the disposition of the relevant HBS shall be as prescribed in the MTA. In the event of a conflict between the terms of the MTA, this Agreement, any Work Order and any instructions provided by the Sponsor, the terms of the MTA shall prevail.

14.	DATA PROTECTION

14.1

Where Covance processes any personal data on behalf of the Sponsor, Covance shall process such personal data in accordance with all applicable Data Protection Laws in the territories in which the Services are performed (“Protected Data”).

14.2

If Covance processes any Protected Data on behalf of the Sponsor, Covance and the Sponsor each agree and acknowledge that the Sponsor shall be the data controller and Covance shall be the data processor with respect to the processing of such Protected Data. Covance shall only process such Protected Data on behalf and upon the reasonable instructions of the Sponsor for purposes notified to it by the Sponsor for which consent from the relevant data subjects has been obtained in accordance with all applicable Regulatory Requirements. Covance shall follow such procedures, policies and reasonable instructions as may be agreed by the Parties from time to time.

14.3

Covance shall take reasonable technical and organizational measures that are necessary to protect against the unauthorized or unlawful processing of or the unauthorized or unlawful disclosure of such personal data. Covance shall promptly notify the Sponsor in the event of a security breach involving any personal data which Covance is processing on behalf of the Sponsor.

14.4	The Sponsor warrants that it has complied with any and all notification and information requirements under the applicable Data Protection Laws.

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15.	SUBCONTRACTORS

15.1

Notwithstanding Section 18, certain tasks, as may be agreed during the development of and specified in the Protocol, may be subcontracted by Covance to Subcontractors approved by Covance or subcontracted, or assigned and transferred to its Affiliates. Covance shall be responsible for the acts and performance of Subcontractors and Affiliates.

15.2

Covance shall not be responsible for the performance of third party Vendors. Liability of Covance to the Sponsor with respect to such Vendors shall be limited to the extent Covance is negligent in the performance of its obligations under this Agreement. Covance shall provide to the Sponsor any amounts that Covance may recover from such Vendors as a result of any error or service failure on the part of the Vendors in connection with this Agreement.

16.	FORCE MAJEURE

16.1

Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement, if such delay or failure result from a Force Majeure Event. In such circumstances, any time specified for completion of performance in the Protocol falling due during or subsequent to the occurrence of a Force Majeure Event shall be automatically extended for a period of time equal to such event.

16.2

Should any part of the Services be rendered invalid as a result of a Force Majeure Event, Covance shall, upon written request from the Sponsor, and at the Sponsor’s sole cost and expense, repeat the affected part of the Services.

16.3

If a Force Majeure Event prevents a Party from performing pursuant to this Agreement for a period of 180 days or more, the unaffected Party may terminate this Agreement upon written notice to the affected Party.

17.	INDEPENDENT CONTRACTOR

17.1

The Parties agree that in performing the Services, Covance (including its employees, agents, subcontractors or other representatives) is acting as an independent contractor to Sponsor. The Parties further agree that Covance and its employees, agents, subcontractors or other representatives are not employees, agents or partners of Sponsor, and nothing in this Agreement and no actions of Sponsor in engaging Covance shall render Covance or any of its employees, agents, subcontractors or other representatives the employees, agents or partners of Sponsor. Neither Covance nor any of its employees, agents, subcontractors or other representatives will have power or authority to bind Sponsor. Neither the relationship between Covance and Sponsor nor any provision of this Agreement shall be construed to authorize Covance to take (or fail to take) any action or make (or fail to make) any decision, representation or commitment binding upon Sponsor or any of its affiliate companies. Sponsor shall at all times be free to engage other third parties to perform services in addition to or in lieu of those services being provided by the Covance. Subject to the provisions of this Agreement, Covance shall be free to devote such time that they do not spend providing Services under this Agreement to such person, firms or corporations as they may choose.

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17.2

Nothing contained herein shall be construed (i) to create any association, partnership, joint venture, or relationship of principal and agent, or master and servant between the Parties or any of their affiliates or subsidiaries, employees and subcontractors, (ii) to provide any Party with the right, power or authority, either express or implied, to create any duty or obligation on behalf of another Party, (iii) to impose liability upon one Party for the act or failure to act of another Party, or (iv) to confer any right for Covance (or any of its employees, agents, subcontractors or other representatives) to participate in or be eligible to participate in any pension or welfare benefit plans, programs or arrangements of Sponsor or of its affiliate companies pertaining to any pension, stock, bonus, profit sharing or similar benefits or any employee health, life assurance, workers compensation insurance, disability, severance or any other benefit of any kind whatsoever which is associated with or customarily paid in connection with or in relation to an employment contractor.

18.	ASSIGNMENT

18.1	Either Party may assign, transfer or subcontract any or all of its rights and obligations under this Agreement to its Affiliates.

18.2

Notwithstanding Section 18.1 and except in connection with an internal reorganization of the relevant Party’s corporate structure, this Agreement shall not be assigned or transferred in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

19.	NOTICES

19.1

All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, registered or certified mail, return receipt requested, postage paid:

If to Sponsor to:

RegenMed (Cayman) Ltd.

10 Market St.

#774 Camana Bay, Grand Cayman

KY 1-90006 Cayman Islands

    Attention: ________________________

With a copy by email to:

If to Covance to:

Covance Central Laboratory Services LP

8211 SciCor Drive

Indianapolis, Indiana 46214-2985

UNITED STATES

Attention: VP, Finance

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or at such other place as either Party shall hereafter furnish to the other Party in writing. Notices shall be deemed given on the date of personal delivery or deposit in the mail as specified above.

19.2	For the purposes of this Section 19, in relation to the purposes of any legal proceeding, “writing” shall not include email.

20.	WAIVER

No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver or estoppel of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

21.	VARIATION

No provision of this Agreement may be amended, modified, varied, discharged, or terminated except by the express written agreement of both Parties and signed by an authorized representative of each Party.

22.	SEVERABILITY

If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

23.	PUBLICITY AND PUBLICATION

23.1

Neither Party will use the name, trademark or the name of any representative of the other, or the existence of this Agreement for any promotional or advertising purposes, or any other publication, without the prior written consent of the other.

23.2

Neither Party will state or imply that the other Party endorses or approves any service, material, product or compound of the other Party without the prior written consent of the other. Such restrictions shall not apply to internal communications and publications to a Party’s Affiliates.

23.3

Sponsor shall provide Covance with a pre-publication copy of any report, manuscript, publication or form of marketing material recognizing Covance’s participation in the Services or otherwise identifying Covance, for approval (which approval shall not be unreasonably withheld or delayed) in each case at least thirty (30) days before its submission for publication.

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24.	ENTIRE AGREEMENT

This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof as of the Effective Date, and this Agreement supersedes all prior agreements, negotiations, understandings, representations, statements and writings between the Parties relating thereto, except that any written agreement entered into prior to the Effective Date with respect to a Study in process prior to the Effective Date shall remain effective and shall continue to govern such existing Study. The Parties agree that neither has relied upon prior representations made before executing this Agreement.

25.	LEGAL TESTIMONY

Covance agrees to provide testimony or records regarding the Services for the Sponsor in any legal or administrative proceeding, provided that the Sponsor shall reimburse Covance for its out of pocket costs plus a reasonable hourly fee for the involvement of its employees or representatives in such proceedings.

26.	THIRD PARTY RIGHTS

Except as expressly set forth in this Agreement in respect of Covance Affiliates, nothing in this Agreement is intended to confer any rights, benefits or remedies of any kind whatsoever, and a person who is not a party to this Agreement shall have no right to enforce any of its terms.

27.	ANTI-BRIBERY

27.1

Both Parties agree that each has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or authorize to pay or make any improper payment of any monies or financial or other advantage, including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value, or any other perceived benefit to improperly obtain or retain a business advantage in violation of any Anti-Corruption Laws and further, each Party agrees that they shall not take any action that would cause the other Party to be in violation of such Anti-Corruption Laws.

27.2	Any breach of Section 27.1 by a Party shall allow the other Party to immediately terminate this Agreement.

28.	TRADE CONTROL

28.1

Notwithstanding any other provision of this Agreement to the contrary, each Party shall comply with, and retain responsibility for its compliance with, all applicable export control laws (e.g., the U.S. Export Administration Regulations) and economic sanctions programs (e.g., economic sanctions maintained by the U.S. Treasury Department, as well as Specially Designated Nationals and Blocked Persons (SDNs)) relating to its respective business, facilities, and the provision of services to third parties (collectively, Trade Control Laws).

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28.2

Nothing in this Agreement shall be construed to require Covance to be directly or indirectly involved in the provision of goods, software, services and/or technical data that may be prohibited by applicable Trade Control Laws, including sanctions currently in place against Cuba, Iran, North Korea, Sudan, Syria and SDNs.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original to this Agreement but all of which together shall constitute the same Agreement. Signatures upon this Agreement transmitted by facsimile, electronic mail or other electronic method shall have the same legal and biding effect as wet signatures.

30.	CHOICE OF LAW AND DISPUTE RESOLUTION

30.1	This Agreement shall be governed and construed in accordance with the laws of the State of New York, U.S.A., without regard to conflicts of laws provisions.

30.2

Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Securities Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), including the AAA’s Procedures for Large, Complex Commercial Disputes, in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language. The arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code. The Parties agree that irreparable damage may occur to a Party in the event that the other Party may fail or fails to comply with the provisions of Section 8. Accordingly and without otherwise limiting the requirement of mandatory arbitration imposed hereunder, a Party may seek from any court having jurisdiction any interim or provisional relief (without the necessity of posting bond) that may be necessary to protect its interests under Section 8, pending the arbitral tribunal’s final determination of the merits of the controversy.

30.3

The arbitration shall be conducted by three arbitrators. The claimant shall appoint an arbitrator in its request for arbitration. The respondent shall appoint an arbitrator within twenty (20) days of the receipt of the request for arbitration. The two arbitrators shall appoint a third arbitrator, who shall act as chair of the tribunal, within twenty (20) days after the appointment of the second arbitrator. If any of the three arbitrators is not appointed within the time prescribed above, then the AAA shall appoint that arbitrator from its National Panel of Securities Arbitrators or its Large, Complex Commercial Case Panel, not including any such members affiliated with the securities industry. The chair of the tribunal shall be a citizen of the United States.

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30.4

In addition to the authority conferred on the arbitration tribunal by the Rules, the arbitration tribunal shall have the authority to order such production of documents, generally consistent with the discovery permitted under the Federal Rules of Civil Procedure, as may reasonably be requested by any party or by the tribunal itself. In addition, any party may request a reasonable number of depositions of party witnesses.

30.5

The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the AAA, the Parties, their counsel, accountants and auditors, insurers and re-insurers, and any person or entity necessary to the conduct of the proceeding. The confidentiality obligations in this Section 28.5 shall not apply (i) if disclosure is required by Applicable Law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

30.6

The arbitration award shall be final and binding on the Parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

30.7

In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties hereto relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the related proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.

30.8

The Parties agree that any dispute arising from or in connection with this Agreement (including any non-contractual obligations) shall be referred to and finally resolved by arbitration under the Rules of the International Chamber of Commerce which Rules shall be deemed incorporated by reference to the Agreement. The number of arbitrators shall be three (3), the seat or legal place of arbitration shall be New York and the language used in the arbitration shall be English.

[signature page follows]

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IN WITNESS WHEREOF, the Parties by their duly authorized officers have executed this Agreement on the dates set forth below, to be effective on the Effective Date set forth on the first page of this Agreement.

RegenMed (Cayman) Ltd.

Signature:	/s/ Alasdair Foster
Name:	Alasdair Foster
Title:	Director
Date:	29 August 2016

COVANCE CENTRAL LABORATORY SERVICES LP
COVANCE CENTRAL LABORATORY SERVICES SÀRL

Signature:	/s/ Cheryl Helton
Name:	Cheryl Helton
Title:	VP, Covance CLS
Date:	8/29/2016

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